Exhibit 99.1

Quantum’s Schneider Power Subsidiary Acquires 10 MW Wind Farm in Ontario – Targeted to Produce $60 Million in Revenues Over 20 Years

IRVINE, Calif., April 25, 2012 – Quantum Fuel Systems Technologies Worldwide, Inc. (NASDAQ: QTWW) today announced that its wholly-owned subsidiary, Schneider Power Inc. (“Schneider”), a leading developer and owner of renewable energy power plants, backed by the Schneider family’s 120 years of experience in renewable energy has acquired a newly constructed 10 megawatt utility-scale wind farm in Ontario, Canada.

The Zephyr wind farm (“Zephyr”) generation facility will supply electricity to the Ontario Power Authority under a 20-year renewable energy purchase contract, generating in excess of $3 million in estimated annual revenues. The project commenced power generation testing at 25% capacity on April 20th 2012, and is projected to go into full production on or about May 5th, producing more than 26.7 Giga watt-hours of clean electricity per year, enough to meet the needs of 3,000 Canadian households. The project is financed by Samsung Heavy Industries of Korea.

“This acquisition is part of our long-term strategy to evolve into a leading independent power producer in North America,” said Alan P. Niedzwiecki, the President and CEO of Quantum. “We seek to increase our revenues and nameplate capacity under 100% ownership, leveraging our experience in the fast-track development of profitable renewable energy projects.”

“We are pleased and honored to be working with Samsung for financing this project,” said Thomas Schneider, the President of Schneider Power. “Quantum and Schneider Power are active in several renewable energy projects in various stages of development, and we are actively pursuing additional opportunities in Ontario with its attractive feed in tariff programs.”

The Zephyr wind farm, located in the Brooke-Alvinston Township in the Canadian province of Ontario, will be operated by Zephyr Farms Limited, a wholly-owned subsidiary of Schneider Power. The project utilizes high efficiency, 2.5 megawatt capacity Samsung wind turbines.

About Quantum

Quantum Fuel Systems Technologies Worldwide, Inc., a fully integrated alternative energy company, is a leader in the development and production of advanced propulsion systems, energy storage technologies, and alternative fuel vehicles. Quantum’s wholly owned subsidiary, Schneider Power Inc., and affiliate Asola Solarpower GmbH complement Quantum’s emerging renewable energy presence through the development and ownership of wind and solar farms, and manufacture of high efficiency solar modules. Quantum’s portfolio of technologies includes electronic controls, hybrid electric drive systems, natural gas and hydrogen storage and metering systems and alternative fuel technologies that enable fuel efficient, low emission hybrid, plug-in hybrid electric, fuel cell, and natural gas vehicles. Quantum’s powertrain engineering, system integration, vehicle manufacturing, and assembly capabilities provide fast-to-market solutions to support the production of hybrid and plug-in hybrid, hydrogen-powered hybrid, fuel cell, natural gas fuel, and specialty vehicles, as well as modular, transportable hydrogen refueling stations.

Quantum’s customer base includes automotive OEMs, dealer networks, fleets, aerospace industry, military and other government entities, and other strategic alliance partners.

Forward Looking Statements:

This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements included in this report, other than those that are historical, are forward-looking statements and can generally be identified by words such as “may,” “could,” “will,” “should,” “assume,” “expect,” “anticipate,” “plan,” “intend,” “believe,” “predict,” “estimate,” “forecast,” “outlook,” “potential,” or “continue,” or the negative of these terms, and other comparable terminology. Various risks and other factors could cause actual results, and actual events that occur, to differ materially from those contemplated by the forward looking statements. The risk factors include changes, adjustments or corrections made to the assumptions used in determining the estimated annual revenues that the Zephyr wind farm will generate, changes in Ontario’s feed-in tariff program, Schneider Power’s and Zephyr Farms’ ability to operate and maintain the Zephyr wind farm, Zephyr Farms’ ability to perform its obligations under the OPA power purchase agreement and to generate and supply electricity to the OPA in accordance with the terms of the supply contract, the OPA’s ability to purchase and pay for the electricity generated by the wind farm, Schneider Power’s and Zephyr Farms’ ability to repay the Samsung construction loan, continued trouble-free service of the wind turbines and stability of the wind regime. The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

More information can be found about the products and services of Quantum and Schneider Power at http://www.qtww.com/ or you may contact:

Brion D. Tanous Principal, CleanTech IR, Inc. Email: btanous@cleantech-ir.com 310-541-6824	Dale Rasmussen Quantum Technologies Email: drasmussen@qtww.com 206-315-8242

©2012 Quantum Fuel Systems Technologies Worldwide, Inc.

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